Exhibit 26(d)(vii)

Prudential Pruco Life Insurance Company
Phoenix, Arizona
A Stock Company subsidiary of
The Prudential Insurance Company of America

================================================================================

Insured JOHN DOE xxxxx xxx Policy Number
JUN 4, l986 Contract Date
Face Amount $50,000--

Premium Period LIFE
Agency R-NK 1

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We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

The Death Benefit will be the insurance amount, plus the amount of any extra benefit (unless the contract is in default or there is contract debt). The Death Benefit may be fixed or variable depending on the payment of premiums, the investment experience of the separate account and the level of charges made. But the Insurance Amount will not be less than the face amount. (We describe the insurance amount on page 14.)

The cash value may increase or decrease daily depending on the payment of premiums, the separate account investment experience and the charges made.
There is no guaranteed minimum.

We specify a schedule of premiums. Additional unscheduled premiums may be paid at your option subject to the limitations in the contract.

Please read this contract with care. A guide to its contents is on the last page. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

Right to Cancel Contract.--You may return this contract to us within (1) 10 days after you get it, or (2) 45 days after Part 1 of the application was signed, or (3) 10 days after we mail or deliver the Notice of Withdrawal
Right, whichever is latest. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will promptly give you the value of your Contract Fund on the date you return the contract to us. We will also give back any charges we made in accord with this contract.

Signed for Pruco Life Insurance Company
an Arizona Corporation

/s/ ISABELLA L. KIRCHNER /s/ DONALD G. SOUTHWELL
Secretary President

Modified Premium Variable Life Insurance Policy with variable insurance amount.
Insurance payable only upon death. Scheduled premiums payable throughout
Insured's lifetime. Provision for optional additional premiums. Benefit reflect premium payments, investment results and charges. Guaranteed minimum death benefit if scheduled premiums duly paid and no contract debtor or withdrawals.
Increase in face amount at attained age 21 If contract issued at age l4 or lower. Non-participating.

VALB--86

ENDORSEMENTS
(Only we can endorse this contract.)

Page 2 (VALB--86)

CONTRACT DATA

INSURED'S SEX AND ISSUE AGE M-35
INSURED JOHN DOE XX XXX XXX POLICY NUMBER
FACE AMOUNT $50,000-- SEP 10, 1996 CONTRACT DATE

PREMIUM PERIOD LIFE

AGENCY R-NK 1

BENEFICIARY CLASS 1 MARY DOE, WIFE
CLASS 2 ROBERT DOE, SON

FIXED LOAN INTEREST RATE

LIST OF CONTRACT MINIMUMS

THE MINIMUM UNSCHEDULED PREMIUM IS $25.
THE MINIMUM INCREASE IN FACE AMOUNT IS $25,000.
THE MINIMUM DECREASE IN FACE AMOUNT IS $10,000.
THE MINIMUM FACE AMOUNT IS $50,000.

***** END OF LIST *****

LIST OF SUPPLEMENTARY BENEFITS
***** NONE *****

SUMMARY OF FACE AMOUNT

EFFECTIVE RATING CONTRACT CHANGE
AMOUNT DATE CLASS DATE

INITIAL $50,000-- SEP 10, 1986 NONSMOKER SEP 10, 2016

*****END OF SUMMARY *****
SCHEDULE OF PREMIUMS

PLANNED PAYMENT DATES OF SCHEDULED PREMIUMS OCCUR ON THE CONTRACT DATE AND AT
INTERVALS OF 12 MONTHS AFTER THAT DATE.

SCHEDULED PREMIUMS ARE $ 468.00 EACH
CHANGING ON SEP 10, 2016 TO $2903.50 EACH

***** END OF SCHEDULE *****

CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3 (86)

CONTRACT DATA CONTINUED POLICY NO. XX XXX XXX

SCHEDULE OF EXPENSE CHARGES FROM PREMIUM PAYMENTS

FROM EACH PREMIUM PAID WE DEDUCT A PER-PAYMENT PROCESSING CHARGE OF UP TO $2.00.

FROM THE REMAINDER WE DEDUCT A CHARGE OF UP TO 7.5% WHICH IS USED TO PAY FOR
SALES CHARGES AND STATE PREMIUM TAXES. AFTER DEDUCTION OF THIS AMOUNT, THE
BALANCE IS THE INVESTED PREMIUM AMOUNT (SEE PAGE 14).

***** END OF SCHEDULE *****

SCHEDULE OF MONTHLY DEDUCTIONS FROM THE CONTRACT FUND

THE MONTHLY ADMINISTRATION CHARGE IS NO MORE THAN $3.50. THE MONTHLY CHARGE TO
GUARANTEE THE MINIMUM DEATH BENEFIT IS NO MORE THAN $.50.

***** END OF SCHEDULE *****

***** SCHEDULE ON OTHER CHARGES *****

THERE IS A FEE OF UP TO $15 FOR ANY PARTIAL WITHDRAWAL OR DECREASE IN FACE
AMOUNT.
***** END OF SCHEDULE *****

SCHEDULE OF MAXIMUM SURRENDER CHARGES

FOR FULL SURRENDER AT THE END OF THE CONTRACT YEAR INDICATED, THE MAXIMUM CHARGE
WE WILL DEDUCT FROM THE CONTRACT FUND IS SHOWN BELOW. FOR SURRENDER OTHER THAN
YEAR-END THE AMOUNT OF THE CHARGE WILL REFLECT THE NUMBER OF COMPLETED CONTRACT
MONTHS SINCE THE BEGINNING OF THE CONTRACT YEAR (SEE PAGE 17).

YEAR OF DEFERRED DEFERRED UNDERWRITING
SURRENDER SALES CHARGES AND ISSUE CHARGE TOTAL
--------- ------------- ---------------- -----
1 $217.00 $250.00 $467.00
2 $217.00 $250.00 $467.00
3 $217.00 $250.00 $467.00
4 $217.00 $250.00 $467.00
5 $217.00 $250.00 $467.00
6 $173.50 $200.00 $373.50
7 $130.00 $150.00 $280.00
8 $87.00 $100.00 $187.00
9 $43.50 $50.00 $93.50
10 $0.00 $0.00 $0.00
11 AND LATER ZERO ZERO ZERO

***** END OF SCHEDULE *****

CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3A (86)

CONTRACT DATA CONTINUED POLICY NO. XX XXX XXX

LIST OF SUBACCOUNTS AND PORTFOLIOS

EACH SUBACCOUNT OF THE PRUCO LIFE VARIABLE APPRECIABLE ACCOUNT INVESTS IN A
SPECIFIC PORTFOLIO OF THE PRUCO LIFE SERIES FUND. WE SHOW BELOW THE SUBACCOUNTS
AND THE FUND PORTFOLIOS THEY INVEST IN.

FUND
SUBACCOUNT PORTFOLIO
- ---------- ---------

MONEY MARKET MONEY MARKET
BOND BOND
COMMON STOCK COMMON STOCK
AGGRESSIVELY MANAGED FLX AGGRESSIVELY MANAGED FLX
CONSERVATIVELY MANAGED FLX CONSERVATIVELY MANAGED FLX
HIGH YIELD BOND HIGH YIELD BOND
STOCK INDEX STOCK INDEX
HIGH DIVIDEND STOCK HIGH DIVIDEND STOCK

***** END OF LIST *****

LIST OF FIXED ACCOUNT OPTIONS

FIXED RATE OPTION

***** END OF LIST *****

SCHEDULE OF INITIAL ALLOCATION OF NET PREMIUMS

MONEY MARKET SUBACCOUNT 25%
CONSERVATIVELY MANAGED FLX SUBACCOUNT 50%
FIXED RATE OPTION 25%

***** END OF LIST *****

SERVICE OFFICE - PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO:

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
P.O. BOX XXXX, MINNEAPOLIS, MN XXXXX

PAGE 3B (86)

POLICY. NO. XX XXX XXX

TABULAR VALUES

WE EXPLAIN THIS TABLE UNDER CONTRACT FUND AND TABULAR VALUES. ACTUAL CONTRACT
FUND VALUES AND CASH VALUES MAY BE MORE OR LESS THAN AMOUNT SHOWN (SEE CONTRACT
FUND AND CASH VALUE OPTION.)

END OF TABULAR TABULAR
CONTRACT CONTRACT CASH
YEAR FUND VALUE
---- ---- -----
1 288.00 0.00
2 581.50 114.50
3 878.00 411.00
4 1178.00 711.00
5 1479.60 1012.50

6 1782.00 1408.50
7 2084.00 1804.00
8 2385.00 2198.20
9 2683.00 2590.10
10 2979.00 2979.00

11 3270.50 3270.50
12 3556.50 3556.50
13 3835.50 3835.50
14 4106.50 4106.50
15 4367.50 4367.50

16 4615.00 4615.00
17 4845.00 4845.00
18 5053.00 5053.00

19 5234.50 5234.50
20 5384.00 5384.00

ATTAINED
AGE
---
60 5490.50 5490.50
62 5105.00 5105.00
85 3750.00 3750.00

TABULAR CASH VALUES ARE THE TABULAR CONTRACT FUND VALUES MINUS A
SURRENDER CHARGE. WE SHOW ON A PRIOR CONTRACT PAGE WHAT THE
MAXIMUM SURRENDER CHARGE WILL BE.

THE TABULAR CONTRACT FUND VALUES AND TABULAR CASH VALUES SHOWN ARE THE AMOUNTS
WHICH WILL APPLY IF ALL SCHEDULED PREMIUMS HAVE BEEN PAID ON THEIR DUE DATES,
THERE HAVE BEEN NO UNSCHEDULED PREMIUMS PAID, THERE IS NOT CONTRACT DEBT, THE
SUBACCOUNTS AND THE FIXED ACCOUNT OPTIONS YOU HAVE CHOSEN EARN EXACTLY THE
ASSUMED RATE OF RETURN AND WE HAVE DEDUCTED THE MAXIMUM MORTALITY CHARGES.

Page 4(86)

CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract of life insurance. Premiums are to be paid throughout the
Insured's lifetime. We specify a schedule of premiums that will keep the contract in force. Additional premiums may be paid at your option, subject to limits in the contract. The death benefit and the cash value will vary with the payment of premiums, the investment performance of the Separate Account subaccounts that you select, the interest credited to any portion of the contract fund not allocated to the subaccounts, and the mortality and expense charges deducted.

The face amount shown on page 3 is the guaranteed death benefit. The death benefit will not decrease below the guaranteed death benefit if the contract is not in default past its days of grace and there is no contract debt. (We describe on page 9 the way the contract can go into default.) Subject to certain requirements, you may increase or decrease the face amount. If the contract remains in default past its days of grace the contract may end or it may stay in force with reduced benefits. If either occurs, you may be able to reinstate its full benefits.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the
Insured's death, we start with a basic amount. We may adjust that amount if there is a loan or if the contract is in default. The table on page 23 tells what the basic amount is. The amount depends on how the contract is in force.
The table will refer you to the parts of the contract that tell you how we adjust the basic amount. If you surrender the contract, the proceeds will be the net cash value. We describe it under Cash Value Option on page 17.

Proceeds often are not taken in one sum. For instance, on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment for the beneficiary. If an option has not been chosen, the beneficiary may be able to choose one. We will pay interest under the Interest Payment Option from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 21. There is no need to ask for it

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, subject to certain limitations and requirements:

o You may change the beneficiary under it.

o You may borrow on it up to its loan value.

o You may surrender it for its net cash value.

o You may change the allocation of future net premiums among the subaccounts and the fixed account.

o You may transfer amounts among subaccounts and the fixed account.

o You may change the face amount.

o You may withdraw a portion of the contract's value.

The contract, as issued, may or may not have extra benefits that we call
Supplementary Benefits. If it does, we list them under Supplementary Benefits on the Contract Data pages and describe them after page 24. The contract may or may not have other extra benefits. If it does, we add them by rider. Any extra benefit ends as soon as the contract is in default past its days of grace, unless the form that describes it states otherwise.

(Contract Summary Continued on Page 23)

Page 5 (VALB--86)

GENERAL PROVISIONS

Definitions.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

We, Our, Us and Company -- Pruco Life Insurance Company, an Arizona Corporation.

You and Your.--The owner of the Contract.

Insured.--The person named as the Insured on the first page. He or she need not be the owner.

Example: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

SEC.--The Securities and Exchange Commission.

PLVAA.-- The Pruco Life Variable Appreciable Account.

Issue Date.--The contract date.

Monthly Date.--The contract date and the same day as the contract date in each later month.

Example: If the contract date is March 9, 1986, the Monthly Dates are each March
9, April 9, May 9 and so on.

Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

Example: If the contract date is March 9, 1986, the first anniversary is March
9, 1987. The second is March 9, 1988, and so on.

Contract Year.--A year that starts on the contract date or on an anniversary.

Example: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9, 1987 and ends on
March 8, 1988, and so on.

Contract Month.--A month that starts on a Monthly Date.

Example: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8, 1986. The next contract month starts on April 9, 1986 and ends on May 8, 1986, and so on.

Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

The Contract.--This policy, and the attached copy of the initial application together with copies of any subsequent applications to change the policy, and any additional Contract Data pages added to this policy, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who made them; in the absence of fraud they are deemed to be representations and not warranties. We relied on those statements when we issued the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.

Contract Modifications.--Only a Company officer with the rank or title of Vice
President or above may agree to modify this contract, and then only in writing.

Non-participating.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

Service Office.--This is the office that will service this contract. Its mailing address is the one we show on the Contract Data pages, unless we notify you of another one.

Ownership and Control.--Unless we endorse this contract to say otherwise: (1)
the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

Suicide Exclusion.--If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid, minus any contract debt and minus any partial withdrawals.

Also, for any increase in the face amount, if the Insured, whether sane or insane, dies by suicide within two years from the effective date of the increase, we will pay, as to the increase in amount, no more than the sum of the scheduled premiums that were due for the increase.

Currency.--Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

Misstatement of Age or Sex.--If the Insured's stated age or sex or both are not correct, we will adjust each benefit and any amount to be paid to reflect the correct age and sex. Any death benefit will be based on what the most recent charge for mortality would have provided at the correct age and sex. Where required, we have given the insurance regulator a detailed statement of how we will make these changes.

The Schedule of Premiums may show that premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date.

(Continued on Next Page)

Page 6 (VALB--86)

GENERAL PROVISIONS (Continued)

Incontestability.--Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. There are two exceptions: (1) non-payment of enough premium to provide the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect during the
Insured's lifetime for two years from the date it takes effect.

Assignment.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient.

Annual Report.--Each year we will send you a report. It will show: (1) the current death benefit; (2) the investment amount; (3) the amount of the investment amount in each subaccount; (4) the amount in the fixed account; (5)
the net cash value; (6) premiums paid, interest credited and monthly charges deducted since the last report; (7) any partial withdrawals since the last report; and (8) any contract debt and the interest on the debt for the prior year. The report will also include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is being continued under extended term insurance.

You may ask for a similar report at some other time during the year. Or you may request from time to time a report projecting results under your contract on the basis of premium payment assumptions and assumed investment results. We have the right to make a reasonable charge for reports such as these that you ask for, and to limit the scope and frequency of such reports.

Increase in Face Amount at Age 21 for Contracts Issued at Age 14 or Lower.--If
this contract was issued at age 14 or lower, it shows on page 3 an increase in face amount at attained age 21 which applies if the contract is not then in default beyond its days of grace. Any references in the contract to face amount or death benefit which apply at or after attained age 21 will be based upon the increased face amount, unless otherwise stated.

Payment of Death Claim.--If we settle this contract in one sum as a death claim, we will usually pay the proceeds within 7 days after we receive at our Service
Office proof of death and any other information we need to pay the claim. But we have the right to defer paying portion of the proceeds greater than the minimum guaranteed death benefit that is to come from the subaccounts if (1) the New
York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency.

BASIS OF COMPUTATION

Mortality Tables Described.--Except as we state in the next paragraph, (1) we base all net premiums and net values to which we refer in this contract on the
Insured's issue age and sex and on the length of time since the contract date;
(2) we use the Commissioners 1980 Standard Ordinary Mortality Table; and (3) we
use continuous functions based on age last birthday.

For extended insurance, we base net premiums and net values on the Commissioners
1980 Extended Term Insurance Table.

Interest Rate.--For all net premiums and net values to which we refer in this contract we use an effective rate of 4% a year.

Exclusions.--When we compute net values we exclude the value of any
Supplementary Benefits and any other extra benefits added by rider to this contract.

Values After 20 Contract Years.--Tabular values not shown on page 4 will be the net level premium reserves, taking into account modified premiums. To compute them, we will use the mortality tables and interest rate we describe above.
There will be the same exclusions.

Minimum Legal Values.--The cash, loan and other values in this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

Pruco Life Insurance Company,

By /s/ Isabella L. Kirchner
Secretary

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PLI 207-86
- ----------

Page 7 (VALB--86)

PREMIUM PAYMENT AND REINSTATEMENT

Payment of Premiums.--Premiums may be paid at our Service Office or to any of our authorized representatives. If we are asked to do so, we will give a signed receipt.

Premium payments will in most cases be credited as of the date of receipt, to both the premium account and the contract fund. (See Contract Fund, page 14 and
Premium Account, page 9.) Premium credits to the premium account are the full premium paid with no deductions. Premium credits to the contract fund are the invested premium amounts (see page 14). But in the following cases, to the extent stated, premium payments will be credited as of a date other than the date of receipt:

1. The first scheduled premium is due on the Contract Date. But if the first premium payment is received after the Contract Date, the scheduled portion will be credited to the contract fund and the premium account as of the Contract
Date. And any portion of that first premium payment in excess of the first scheduled premium will be credited as of the date of receipt. If the first premium is received before the Contract Date, the entire payment will be credited as of the Contract Date.

2. If a premium payment is received during the 61 day period after the day when a scheduled premium was due and had not yet been paid, here is what we will do.
We will determine whether the premium account, (see page 9), just before receipt of that payment was a negative amount. If not--that is, if the premium account was zero or higher--the premium payment will be credited as of the date of receipt. But if the premium account was negative by no more than the scheduled premium on the due date, that portion of the premium payment required to bring the premium account up to zero will be credited to the premium account as of the due date; any remaining portion of the premium payment will be credited to the premium account as of the date of receipt. If the premium account is negative by more than the scheduled premium then due, the premium payment will be credited as of the date of receipt, except in the situation described in 3 below.

3. On each Monthly Date we will determine if the contract is in default. (See
Default on page 9.) We will notify you of the minimum payment amount needed to bring the contract out of default. If one or more premium payments are made during the days of grace after that Monthly Date (see Grace Period on page 9), we will credit to the contract fund and the premium account, as of the applicable Monthly Dates, such parts of the payments as are needed to end the default status; any remaining part of these premium payments will be credited to the contract fund and premium account as of the date of receipt.

Scheduled Premiums.--We show the amount and frequency of the scheduled premiums in the Schedule of Premiums. The first scheduled premium is due on the contract date. There is no insurance under this contract unless an amount at least equal to the first scheduled premium is paid.

The scheduled premium shown is the minimum required, at the frequency chosen, to continue the contract in full force if you pay all scheduled premiums when due, you make no withdrawals, any interest credited and investment returns are at the assumed rate, mortality and expense charges are at the maximum rate and any contract debt does not exceed the cash value. An increase in the face amount increases the scheduled premium.

If you wish to pay, on a regular basis, higher premiums than the amount of the scheduled premiums, we will bill you for the higher amount you choose. Or if you wish, you may from time to time make a smaller premium payment than the amount of the scheduled premium, subject to the minimum premium amount shown on page 3.

If scheduled premiums that are due are not paid, or if smaller payments are made, the contract may then or at some future time go into default. Payment of less than the scheduled premium increases the risk that the contract will end if investment results are not favorable. The conditions under which default will exist are described below.

Unscheduled Premiums.--Except as we state in the next paragraph, unscheduled premiums may be paid at any time during the Insured's lifetime, as long as the contract is not in default beyond its days of grace. We show on page 3 the minimum premium we will accept. We have the right to limit unscheduled premiums to a total of $10,000 in any contract year.

We have the right to refuse any payment that increases the insurance amount by more than it increases the contract fund.

Premium Change on Contract Change Date(s).--We show the Contract Change Date(s)
in the Contract Data pages. We also show in the Schedule of Premiums on page 3 that the amount of each scheduled premium will change on each Contract Change
Date and what the new premium will be. However, when a Contract Change Date arrives we will recompute a new premium amount to be used in calculating the premium account. The new premium that we recompute will be no greater than the new premium for that date which we show on page 3. In addition, if the premium account is less than zero, we will set the premium account to zero.

(Continued on Next Page)

Page 8 (VALB--86)

PREMIUM PAYMENT AND REINSTATEMENT (Continued)

The Schedule of Premiums may also show that the premium changes at other times.
This may occur, for example, with a contract issued with extra benefits or in an extra rating class if, in either case, this calls for a higher or extra premium for a limited period of time.

Allocations.--You may allocate all or a part of your invested premium amount to one or more of the subaccounts and fixed account option(s) listed in the
Contract Data pages. You may choose to allocate nothing to a particular subaccount or fixed account option. But any allocation you make must be at least
10%; you may not choose a fractional percent.

Example: You may choose a percentage of 0, or 100, or 10, 11, 12, and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any percentage that is not a whole number. The total for all subaccounts must be
100%.

The initial allocation of invested premium amounts (see page 14) is shown in the
Contract Data pages. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To do so, you must notify us in writing in a form that meets our needs. The change will take effect on the date we receive your notice at our Service Office.

A premium might be paid when the contract fund is less than zero. In that case, when we receive that premium, we first use as much of the invested premium amount as we need to eliminate the deficit in the contract fund. We will then allocate any remainder of the invested premium amount in accord with your most recent request. (We describe contract fund on page 14.)

Default.--Unless the contract is already in the grace period, on each Monthly
Date, after we deduct any charges from the contract fund (which we describe on page 14) and add any credits to it, we will determine whether the contract is in default. To do so, we will compute the amount which will accrue to the tabular contract fund on the next Monthly Date if, during the current contract month:

(1) any interest credited and investment returns are at the assumed rate (see
Assumed Rate of Return on page 13); (2) we make the other charges and credits we have set, including interest on contract debt; and (3) we receive no premiums or loan repayments make no loans nor grant any partial withdrawals. We will compare this amount to the contract fund. If this amount is not more than the contract fund the contract is not in default. If this amount is more than the
Contract Fund the difference is the fund deficit. In this case the contract is in default if the premium account, which we define below, is also less than zero. See Excess Contract Debt on page 19 for another way the contract may end.

Grace Period.--The days of grace begin on any monthly date (other than the contract date) on which the contract goes into default. We grant 61 days from the date we mail you a notice of default to make the required payments which we define below. During the days of grace we will continue to accept premiums and make the charges we have set. If the monthly date was a scheduled premium due date, when we receive a premium payment during the days of grace we will first determine whether it satisfies case 2 under Payment of Premiums above. If it does, the default will end. If it does not, or if the monthly date when the contract went into default was not a scheduled premium due date, here is what we will do:

Within 30 days after any default we will send you a notice that your contract is in default. We will indicate the minimum payment required to keep your contract in force and the length of the grace period for payment of such amount.

If at any time during the days of grace, we have received payments that in total are at least equal to the lesser of (a) the sum of the fund deficit on the date of default and any additional fund deficits on any subsequent Monthly Dates since the date of default, and (b) the sum of the amount by which the premium account is negative on the date of default and any scheduled premiums due since the date of default, the default will end.

If the contract is still in default when the days of grace are over, it will end and have no value, except as we state under Contract Value Options (which we describe on page 16).

Premium Account.--On the contract date, the premium account is equal to the premium credited on that date minus the scheduled premium then due. On any other day, the premium account is equal to:

1. what it was on the prior day; plus

2. if the premium account was greater than zero on the prior day, interest on the excess at 4% a year; minus

3. if the premium account was less than zero on the prior day, interest on the amount of the deficit at 4% a year; plus

4. any premium credited on that day; minus

5. any scheduled premium due on that day; minus

6. any partial withdrawals on that day.

(Continued on Next Page)

Page 9 (VALB--86)

PREMIUM PAYMENT AND REINSTATEMENT (Continued)

The contract might be in default, as described above. If so, the premium account is less than zero. If a premium payment is received on any day during the days of grace while the contract is in default and the premium account is negative by no more than one scheduled premium, that payment, to the extent that it is required to bring the premium account up to zero, will, as we describe under
Payment of Premiums above, be credited to the premium account as of the Monthly
Date when the scheduled premium was due, whether that date is the date of default or a subsequent Monthly Date. Any remaining portion of the premium payment will be credited as of the actual date of receipt. In this case the premium account for all days from the monthly date to the actual date of receipt will be recalculated.

Reinstatement.--If this contract is still in default after the last day of grace, you may reinstate it, if all these conditions are met:

1. No more than three years must have elapsed since the date of default.

2. You must not have surrendered the contract for its net cash value.

3. You must give us any facts we need to satisfy us that the insured is insurable for the contract.

4. We must be paid a premium at least equal to the amount required to bring the premium account up to zero on the first Monthly Date on which a scheduled premium is due after the date of reinstatement. From this amount we will deduct the expense charges from premium payments described in the
Contract Data pages, plus any charges with 4% interest for any extra benefits, plus any other charges with 4% interest. The contract fund will be equal to the remainder, plus the cash value of the contract immediately before reinstatement, plus a refund of that part of any surrender charge deducted at the time of default which would be charged if the contract were surrendered immediately after reinstatement.

If we approve, you may be able to reinstate the contract for a premium less than that described above. We will deduct the same charges and adjust the contract fund in the same manner. If you do so, the premium account will be less than zero. You may need to pay more than the scheduled premiums to guarantee that the contract will not go into default at some future time.

5. If before reinstatement the contract is in force as reduced paid-up insurance (see page 16), any contract debt under reduced paid-up insurance must be repaid with interest or carried over to the reinstated contract.

If we approve the reinstatement, these statements apply. The date of reinstatement will be the date of your request or the date the required premium is paid, if later. And we will start to make daily and monthly charges and credits again as of the date of reinstatement.

CHANGING THE FACE AMOUNT AND PARTIAL WITHDRAWALS

Face Amount.--The face amount is shown on page 3. It will change if you increase or decrease it.

Increase in Face Amount.--After the first contract year, you may be able to increase the face amount once each contract year. Your right to do so is subject to all these conditions and the paragraph that follows:

1. You must ask for the increase in writing and in a form that meets our needs; if you are not the Insured and the Insured is age 8 or over, he or she must sign the form too.

2. The amount of the increase must be at least equal to the minimum increase in face amount, which we show on page 3.

3. You must give us any facts we need to satisfy us that the Insured is insurable for the amount of the increase.

4. If we ask you to do so, you must send us the contract to be endorsed.

5. The contract must not be in default.

6. We must not have changed the basis on which benefits and charges are calculated under newly issued contracts since the Issue Date.

7. You must make any required payment.

8. The insured must be eligible for the same rating class and benefits as shown on page 3.

9. We must not be waiving premiums in accord with any Waiver of Premium benefit that may be included in the contract.

An increase will take effect only if we approve your request for it at our
Service Office. If the increase is approved we will recompute the contract's scheduled premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. We will send you new Contract Data pages showing the amount and effective date of the increase and the recomputed values. If the insured is not living on the effective date, the increase will not take effect.

(Continued on Next Page)

Page 10 (VALB--86)

CHANGING THE FACE AMOUNT AND PARTIAL WITHDRAWALS (Continued)

Decrease in Face Amount.--After the first contract year, you may be able to decrease the face amount. Your right to do so is subject to all these conditions and the paragraphs that follow:

1. You must ask for the decrease in writing and in a form that meets our needs.

2. The amount of the decrease must be at least equal to the minimum decrease in face amount, which we show on page 3.

3. The face amount after the decrease must be at least equal to the minimum face amount, which we show on page 3.

4. It we ask you to do so, you must send us the contract to be endorsed.

A decrease will take effect only if we approve your request for it at our
Service Office. If the decrease is approved, we will recompute the contract's scheduled premiums, maximum surrender charges, tabular values, monthly deductions and expense charges. A decrease in face amount may also effect the amount of any extra benefits this contract might have. We will send you new
Contract Data pages showing the amount and effective date of the decrease and the recomputed values. If the Insured is not living on the effective date, the decrease will not take effect.

We may deduct an administrative fee of up to $15.00, and a proportionate part of any then applicable surrender.

Partial Withdrawals.--After the first contract year, you may be able to make partial withdrawals from the contract. Your right to do so is subject to all these conditions and the paragraphs that follow:

1. You must ask for the partial withdrawal in writing and in a form that meets our needs.

2. The amount withdrawn, plus the net cash value after withdrawal, may not be more than the net cash value before withdrawal.

3. The cash value after withdrawal must not be less than the tabular cash value.

4. The amount you withdraw must be at least $500.

5. You may make up to four partial withdrawals in any contract year.

6. If we ask you to do so, you must send us the contract to be endorsed.

We may deduct an administrative fee of up to $15.00.

We will usually pay any partial withdrawal within seven days after we receive your request and, if we request it, the contract at our Service Office. But we have the right to deter paying the portion of the proceeds that is to come from the portion of the contract fund in the PLVAA if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

An amount withdrawn may not be repaid, except as an unscheduled premium subject to charges.

We will tell you how much you may withdraw if you ask us.

Page 11 (VALB--86)

SEPARATE ACCOUNT

The Separate Account.--The words separate account, where we use them in this contract without qualification, mean the Pruco Life Variable Appreciable Account
(PLVAA) and any other separate account that we establish. PLVAA is a unit investment trust registered with the SEC under the Investment Company Act of
1940. We established PLVAA to support variable life insurance contracts. We own the assets of this separate account; we keep them separate from the assets of our general account.

Subaccounts.--A separate account may have several subaccounts. We list the subaccounts in the Contract Data pages. You determine, using percentages, how invested premium amounts will be allocated among the subaccounts. We may establish additional subaccounts.

The Fund.--The word fund, where we use it in this contract without qualification, means the fund we identify in the Contract Data pages. The fund is registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company. The fund has several portfolios; there is a portfolio that corresponds to each of the subaccounts of
PLVAA. We list these portfolios in the Contract Data pages.

Separate Account Investments.--We use the assets of PLVAA to buy shares in the fund. Each subaccount of PLVAA is invested in a specific portfolio. Income and realized and unrealized gains and losses from assets in each of these subaccounts are credited to, or charged against, that subaccount. This is without regard to income, gains, or losses in our other investment accounts.

We will determine the value of the assets in PLVAA at the end of each business day. When we use the term business day, we mean a day when the New York Stock
Exchange is open for trading. We might need to know the value of an asset on a day that is not a business day or on which trading in that asset does not take place. In this case, we will use the value of that asset as of the end of the last prior business day on which trading took place.

Example: It we need to know the value of an asset on a Sunday, we will normally use the value of the asset as of the end of business on Friday.

We will always keep assets in the separate account with a total value at least equal to the amount of the investment amounts under contracts like this one. To the extent those assets do not exceed this amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over this amount in any way we choose.

If we create additional separate accounts, we may invest the assets in them in a different way. But we will do so only with the consent of the SEC and, where required, of the insurance regulator where this contract is delivered.

Change in Investment Policy.--A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change. Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may transfer to the Fixed Account any amounts in the subaccount investing in that portfolio.

Change of Fund.--A portfolio might, in our judgment, become unsuitable for investment by a subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the fund, or to invest in a fund other than the one we show in the Contract Data pages. But we would first seek the consent of the SEC and, where required, the insurance regulator where this contract is delivered.

FIXED ACCOUNT

The Fixed Account.--If you choose, you may allocate all or part of your invested premium amount to the fixed account. The fixed account is funded by the general account of Pruco Life. The fixed account is credited with interest as described under Guaranteed Interest and Excess Interest on page 14.

Fixed Account Options.--We may have more than one fixed account option. We list the fixed account option(s) in the Contract Data pages.

Page 12 (VALB--86)

TRANSFERS

Transfers Among Subaccounts and into the Fixed Account.--You may transfer amounts among subaccounts of PLVAA and into the Fixed Account as often as four times in a contract year it the contract is not in default or if the contract is being continued under the reduced paid up option. In addition, at any time within the first two contract years or within two years of the effective date of any increase, the entire amount in all subaccounts may be transferred to the fixed account. If we establish new separate accounts, transfers into or out of these separate accounts will be allowed only with our consent. To make a transfer, you must notify us in writing in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service
Office.

Transfers Among Fixed Account Options and into the Subaccounts.--You may transfer amounts among the available Fixed Account Options and into the subaccounts only with our consent.

INVESTMENT AMOUNT AND ASSUMED RATE OF RETURN

Investment Amount.--The investment amount for this contract is an amount we use to compute the investment return. The investment amount is allocated among the subaccounts. The amount of the investment amount and its allocation to subaccounts depend on (1) how you choose to allocate net premiums; (2) whether or not you transfer amounts among subaccounts and the fixed account; (3) the investment performance of the subaccounts to which amounts are allocated or transferred; (4) the deductions we make from the contract fund; (5) the amount and timing of premium payments you make; (6) whether or not you take any loan;
and (7) whether or not you make any partial withdrawals or change the face amount. The investment amount exists only if the contract is not in default past the days of grace or if it is being continued as reduced paid-up insurance.

The investment amount at any time is equal to the contract fund, minus the amount of any contract loan and interest accrued on the loan since the last transaction date, minus the amount in the Fixed Account.

Assumed Rate of Return.--The assumed rate of return is an effective rate of 4% a year. This is the same as .01074598% a day compounded daily.

Page 13 (VALB--86)

INSURANCE AMOUNT

The insurance amount on any date is equal to the greater of (1) the face amount, which we show on the page 3, plus any excess of the contract fund over the tabular contract fund, and (2) the contract fund divided by the net single premium per $1 at the insured's attained age on that date.

CONTRACT FUND

Contract Fund Defined.--On the contract date the contract fund is equal to the invested premium amounts credited (see below), minus any of the charges described in items (g) through (m) below which may have been due on that date.
On any day after that the contract fund is equal to what it was on the previous day, plus any invested premium amounts credited, plus these items:

(a) any increase due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

(b) guaranteed interest at an effective rate of 4% a year on that portion of the contract fund that is not in the investment amount; and

(c) any excess interest on that portion of the contract fund that is not in the investment amount;

and minus these items:

(d) any decrease due to investment results in the value of the subaccounts to which that portion of the contract fund that is in the investment amount is allocated;

(e) a charge against the investment amount at a rate of not more than
.00163894% a day (.60% a year) for mortality and expense risks that we assume;

(f) any amount charged against the investment amount for Federal or State income taxes;

(g) a charge to guarantee the minimum death benefit;

(h) a charge for the cost of expected mortality;

(i) any charges for extra rating class;

(j) any charges for extra benefits;

(k) any charge for administration;

(l) any partial withdrawals; and

(m) any surrender charges and administrative charges that may result from a partial withdrawal or a decrease in face amount.

We describe under Reinstatement on page 10 what the contract fund will be equal to on any reinstatement date.

There is no contract fund for a contract in force under extended insurance.

Invested Premium Amount.--This is the portion of each premium paid that we will add to the contract fund. It is equal to the premium paid minus the expense charges described in the Contract Data pages under Schedule of Expense Charges from Premium Payments.

Guaranteed Interest.--We will credit interest to the contract fund each day on any portion of the contract fund not in the investment amount. We will credit
.01074598% a day, which is equivalent to an effective rate of 4% a year.

Excess Interest.--We may credit interest in addition to the guaranteed interest on that portion of the contract fund not in the investment amount. The rate of any excess interest will be determined from time to time and will continue thereafter until a new rate is determined. We may use different rates of excess interest for different portions of the contract fund not in the investment amount. We may from time to time guarantee rates of excess interest on some portions of the contract fund.

Cost of Expected Mortality.--On each Monthly Date, we will deduct a charge for the cost of expected mortality. The amount deducted is computed as the annual mortality rate multiplied by the coverage amount. The coverage amount is the difference between the adjusted death benefit and the adjusted contract fund. If the insurance amount equals the face amount plus any excess of the contract fund over the tabular contract fund, the adjusted death benefit is equal to the face amount multiplied by the Factor for Adjusting the Insurance Amount (See Table of
Adjustment Factors), and the adjusted contract fund is equal to the tabular contract fund at the end of the month less any excess of the tabular contract fund at the beginning of the month over the actual contract fund after deduction of any charges due on the Monthly Date, all multiplied by the Factor for
Adjusting the Contract Fund. If the insurance amount exceeds the face amount plus any excess of the contract fund over the tabular contract fund, the adjusted death benefit is equal to the insurance amount multiplied by the Factor for Adjusting the Insurance Amount, and the adjusted contract fund is equal to the net single premium at the end of the month for the insurance amount on the
Monthly Date, all multiplied by the Factor for Adjusting the Contract Fund. The
adjustment factors depend on the month as shown in the table that follows.

(Continued on Next Page)

Page 14 (VALB--86)

CONTRACT FUND (Continued)

We will not charge more than the maximum guaranteed rates, which are based on the Insured's sex and attained age and the mortality table described in the
Basis of Computation. We may charge less. At least once every five years, but not more often than once a year, we will consider the need to change the rates.
We will change them only if we do so for all contracts like this one dated in the same year as this one.

Charge for Extra Rating Class.--If there is an extra charge because of the rating class of the Insured, we will deduct it from the contract fund at the beginning of each contract month. Any charge is included in the amount shown in the Contract Data pages under Schedule of Monthly Deductions from the Contract
Fund.

Charge for Extra Benefits.--If the contract has extra benefits, we will deduct the charges for such benefits from the contract fund at the beginning of each contract month. Charges for any such extra benefits are included in the amount shown in the Contract Data pages under Schedule of Monthly Deductions from
Contract Fund.

Charges For Administration and Minimum Death Benefit Guarantees.--On each monthly date, we will deduct a charge for administration. We will also deduct a charge for guaranteeing the minimum death benefit regardless of the investment performance of the separate account. We show the amount of these charges in the
Contract Data pages under Schedule of Monthly Deductions from the Contract Fund.

- --------------------------------------------------------------------------------
TABLE OF ADJUSTMENT FACTORS
- --------------------------------------------------------------------------------
Factor for Adjusting Factor for Adjusting
Month the Insurance Amount the Contract Fund

February .076597042 .076481870
A month with 30 days .082059446 .081927252
A month with 31 days .084790207 .084649064

- --------------------------------------------------------------------------------

Page 15 (VALB-86)

CONTRACT VALUE OPTIONS

Benefit After the Grace Period.--If the contract is in default beyond its days of grace, we will use any net cash value (which we describe under Cash Value
Option) to keep the contract in force as one of two kinds of insurance. One kind is extended insurance. The second kind is reduced paid-up insurance. We describe each below. You will find under Automatic Benefit which kind it will be. Any extra benefit(s) will end as soon as the contract is in default past its days of grace, unless the form that describes the extra benefit states otherwise.

Extended Insurance.--This will be term insurance of a fixed amount on the
Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.

The amount of term insurance will be the death benefit on the day of default, minus any part of that death benefit which was provided by extra benefits. The term is a period of time that will start on the day the contract went into default. The length of the term will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

There may be extra days of term insurance. This will occur if, on the day the contract goes into default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days the contract was in force before the default began, if less. The number of extra days will be (1)
90, or the number of days the contract was in force before the default began, if less, minus (2) the number of days of extended insurance that would be provided by the net cash value if there were no contract debt. The extra days, if any.
start on the day after the last day of term insurance provided by the net cash value, if any. If there is no such term insurance, the extra days start on the day the contract goes into default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or you surrender the contract before the extra days start.

Reduced Paid-up Insurance.--This will be paid-up variable life insurance on the
Insured's life. The death benefit may change from day to day, as we explain below, but if there is no contract debt, it will not be less than a minimum guaranteed amount. There will be cash values and loan values.

The minimum guaranteed amount of insurance will be computed by using the net cash value at the net single premium rate determined as of the day the contract went into default. The net single premium rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount payable in the event of death thereafter will be the greater of (a) the minimum guaranteed amount and (b) the contract fund divided by the net single premium per $1 at the Insured's attained age. In either case the amount will be adjusted for any contract debt.

Except when it is provided as the automatic benefit, (see below), the reduced paid-up insurance option will be available only when the guaranteed death benefit under the option will be $5000 or more.

If we issued the contract in a rating class for which we do not provide extended insurance, you may not allocate the contract fund of the reduced paid-up insurance to any subaccount without our consent.

Computations.--We will make all computations for either of these benefits as of the date the contract goes into default. But we will consider any loan you take out or pay back or any premium payments or partial withdrawals you make in the days of grace.

Automatic Benefit.--When the contract is in default, it will stay in force as extended insurance. But it will stay in force as reduced paid-up insurance if either of these statements applies: (1) We issued the contract in a rating class for which we do not provide extended insurance; in this case the phrase No
Extended Insurance is in the Rating Class in the Contract Data pages. (2) The amount of reduced paid-up insurance would be at least as great as the amount of extended term insurance.

Optional Benefit.--You may choose to replace any extended insurance that has a net cash value by reduced paid-up insurance. To make this choice, you must do so in writing to us in a form that meets our needs, not more than three months after the date the contract goes into default. You must also send the contract to us to be endorsed.

(Continued on Next Page)

Page 16 (VALB--86)

CONTRACT VALUE OPTIONS (Continued)

Cash Value Option.--You may surrender this contract for its net cash value. The net cash value at any time is the cash value at that time, less any contract debt. To surrender this contract, you must ask us in writing in a form that meets our needs. You must also send the contract to us. Here is how we will compute the cash value for surrender of the contract or for its continuation under extended insurance or reduced paid-up insurance.

1. If the contract is not in default: The cash value on surrender is the contract fund, minus any surrender charge, consisting of a deferred sales charge and a deferred underwriting and issue charge. The schedule of Maximum Surrender

Charges for this contract is in the Contract Data pages.

2. If the contract is in default during its days of grace: We will compute the net cash value as of the date the contract went into default. But we will adjust this value for any loan you take out or pay back, and any premium payments, partial withdrawals or decreases in face amount you make in the days of grace.

3. If the contract is in default beyond its days of grace: The net cash value as of any date will be the net value on that date of any extended insurance benefit then in force. Or it will be the net value on that date of any reduced paid-up insurance benefit then in force, less any contract debt.

Within 30 days after a contract anniversary, the net cash value of any extended insurance will not be less than the value on that anniversary.

We will usually pay any cash value within seven days after we receive your request and the contract at our Service Office. But we have the right to defer paying the portion of the proceeds that is to come from the portion of the contract fund in the PLVAA if (1) the New York Stock Exchange is closed; or (2)
the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder of the proceeds for up to six months. If we do so for more than thirty days, we will pay interest at the rate of 3% a year.

Tabular Values.--We show tabular contract fund values and tabular cash values at the end of contract years in the Contract Data pages. The tabular contract fund at the end of any contract year is the amount which will then be in the contract fund if all scheduled premiums have been paid on their due dates, there have been no unscheduled premiums paid, there is no contract debt, the subaccounts you have chosen earn exactly the assumed rate of return, we have credited no excess interest, and we have deducted the maximum mortality and expense charges.
The tabular cash values are the amounts which, under the same conditions, will then be used to provide extended insurance or reduced paid-up insurance or will be paid in cash, if the maximum surrender charges are applied. The tabular cash value shown is equal to the tabular contract fund value as of the same date after deducting any surrender charges (at the maximum rate) from the tabular contract fund value. (See Cash Value Option above.)

If we need to compute tabular values at some time during a contract year, we will count the time since the start of the year. We will let you know the tabular values for other durations if you ask for them.

Page 17 (VALB--86)

LOANS

Loan Requirements.--After the first anniversary, you may borrow from us on the contract. All these conditions must be met:

1. The Insured is living.

2. The contract is in force other than as extended insurance.

3. The contract debt will not be more than the loan value. (We explain these terms below.)

4. As sole security for the loan, you assign the contract to us in a form that meets our needs.

5. Except when used to pay premiums on this contract, the amount you borrow at anyone time must be at least $500.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Contract Debt.--Contract debt at any time means the loan on the contract, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Value.--You may borrow any amount up to the difference between the loan value and any existing contract debt. At any time the loan value is 90% of the cash value.

There is one exception. If the contract is in default, the loan value during the days of grace is what it was on the date of default.

Example 1: Suppose the contract has a loan value of $6,000. About eight months ago you borrowed $1,500. By now there is interest of $55 charged but not yet due. The contract debt is now $1,555, which is made up of the $1,500 loan and the $55 interest.

Example 2: Suppose, in example 1, you want to borrow all that you can. We will lend you $4,445 which is the difference between the $6,000 loan value and the
$1,555 contract debt. This will increase the contract debt to $6,000. We will add the new amount borrowed to the existing loan and will charge interest on it,

too.

Interest Charge.--You may select either the Fixed Loan Rate Option or the
Variable Loan Rate Option. Both are described below. We show on page 3 the option you have selected. You may request a change to the loan rate option at any time. If we agree, we will tell you the effective date of the change.

Fixed Loan Rate Option.--We charge interest daily on any loan at the effective rate of 5 1/2% a year. Interest is due on each contract anniversary, or when the loan is paid back if that comes first. If interest is not paid when due. it becomes part of the loan. Then we start to charge interest on it, too.

Example 3: Suppose the contract date is in 1987. Six months before the anniversary in 1996 you borrow $1,600 out of a $4,000 loan value. We charge
5 1/2% a year. Three months later, but still three months before the anniversary, we will have charged about $22 interest. This amount will be a few cents more or less than $22 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,600. The contract debt will be $1,622, since contract debt includes interest charged but not yet due.

On the anniversary in 1996 we will have charged about $44 interest. The interest will then be due.

Example 4: Suppose the $44 interest in example 3 was paid on the anniversary.
The loan and contract debt each became $1,600 right after the payment.

Example 5: Suppose the $44 interest in example 3 was not paid on the anniversary. The interest became part of the loan, and we began to charge interest on it, too. The loan and contract debt each became $1,644.

Variable Loan Rate Option.--We charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back it that comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too.

The loan interest rate is the annual rate we set from time to time. The rate will never be greater than is permitted by law. It will change only on a contract anniversary.

Before the start of each contract year, we will determine the loan interest rate we can charge for that contract year.

To do this, we will first find the rate that is the greater of (1) The Published
Monthly Average (which we describe below) for the calendar month ending two months before the calendar month of the contract anniversary; and (2) 5%.

If that greater rate is at least 1/2% more than the loan interest rate we had set for the current contract year, we have the right to increase the loan interest rate by at least 1/2%, up to that greater rate. If it is at least 4%
less, we will decrease the loan interest rate to be no more than the greater rate. We will not change the loan interest rate by less than 1/2%.

(Continued on Next Page)

Page 18 (VALB--86)